EXHIBIT 23.2

February 20, 2020

Mr. Paul Tooms
Kosmos Energy, LLC
8176 Park Lane, Suite 500
Dallas, Texas 75231

We hereby consent to (1) the reference of our firm and to the use of our reports of the Greater Jubilee, TEN, Ceiba, Okume, and Gulf of Mexico Project Area effective December 31, 2019 and dated January 22, 2020, and the Greater Tortue Project Area effective January 31, 2020 and dated February 12, 2020 in the Kosmos Energy Ltd. Annual Report on Form 10‑K for the year ended December 31, 2019, to be filed with the U.S. Securities Exchange Commission on or about February 20, 2020; and (2) the incorporation by reference of our reports of the Greater Jubilee, TEN, Ceiba, Okume, and Gulf of Mexico Project Area effective December 31, 2019 and dated January 22, 2020, and the Greater Tortue Project Area effective January 31, 2020 and dated February 12, 2020 in the Kosmos Energy Ltd. Registration Statements (Form S‑8, No. 333‑174234, Form S-8, No. 333-207259 and Form S-8, No. 333-228397) and Registration Statement (Form S‑3, No. 333‑227084) and in any related prospectus, including any reference to our firm under the heading “Experts” in such prospectus.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

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